Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DiamondRock Hospitality Company Announces Retirement of John L. Williams

BETHESDA, MD – February 6, 2013 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that John L. Williams will be retiring from his position as President and Chief Operating Officer of the Company effective May 1, 2013. The Company has engaged Ferguson Partners to conduct a nationwide search for a successor to Mr. Williams.

“John has had a remarkable career with over 30 years of dedicated service in the lodging industry. The Board and I want to thank John for his many contributions to the Company, which he helped found in 2004. He has been instrumental in building DiamondRock into one of the leading public lodging real estate companies,” said Mark W. Brugger, the Chief Executive Officer of DiamondRock Hospitality Company. “With his strong real estate skills and extensive lodging experience, John helped assemble our current world class hotel portfolio, concentrated in many of the most desirable markets in the United States. Moreover, he has helped mentor and develop talented asset managers and investment specialists to position the Company for future growth. We expect to execute a smooth transition and are confident in the plans we have in place to drive shareholder value.”

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 27 premium hotels with approximately 11,500 rooms and holds one senior mortgage loan. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.